EXHIBIT 99.1

Chicago Atlantic Real Estate Finance Upsizes its Revolving Credit Facility to $65 Million

CHICAGO—(May 12, 2022) Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) (“Chicago Atlantic” or the “Company”), a commercial real estate finance company, today announced that Chicago Atlantic Lincoln, LLC (“Chicago Atlantic Lincoln”), its wholly-owned financing subsidiary, entered into an Amended and Restated Loan and Security Agreement by and among Chicago Atlantic Lincoln and two FDIC-insured financial institutions related to upsizing its secured revolving credit facility (the “Revolving Loan”).

The Revolving Loan’s aggregate commitment was increased from $45.0 million to $65.0 million with a maturity date of December 16, 2023, and a one-year extension option, subject to customary conditions.

The Revolving Loan bears interest at a floating rate, based upon Chicago Atlantic Lincoln’s leverage ratio, ranging from 0% to 1.25% over the Prime Rate, subject to a 3.25% Prime Rate floor. The Company expects to use the available borrowing base from the Revolving Loan to fund additional loans and for general corporate purposes.

John Mazarakis, Executive Chairman of Chicago Atlantic, noted, “We are pleased to work with our lending group to increase our revolving credit facility to $65 million and support our continued growth.”

About Chicago Atlantic Real Estate Finance, Inc.

Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) is a market-leading mortgage REIT utilizing significant real estate, credit and cannabis expertise to originate senior secured loans primarily to state-licensed cannabis operators in limited-license states in the United States.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views and projections with respect to, among other things, future events and financial performance. Words such as “believes,” “expects,” “will,” “intends,” “plans,” “guidance,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements, including statements about our future growth and strategies for such growth, are subject to the inherent uncertainties in predicting future results and conditions and are not guarantees of future performance, conditions or results. More information on these risks and other potential factors that could affect our business and financial results is included in our filings with the SEC. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For REFI investor relations please contact:

Tripp Sullivan

SCR Partners

(615) 942-7077

IR@REFI.reit

For REFI media relations please contact:

Annie Graf

KCSA Strategic Communications

(786) 390-2644

PR@REFI.reit

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